Putnam RetirementReady 2025 Fund
7/31/09 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	365
Class B	2
Class C *

* Represents less than 1(000s omitted)

72DD2 (000s omitted)
Class R	9
Class Y	386

73A1
Class A	0.1530
Class B	0.0297
Class C	0.0260

73A2
Class R	0.1427
Class Y	0.1967

73A1 and 73A2 have been restated to reflect a 3 for 1 share split which occurred on May 15, 2009.

74U1 (000s omitted)
Class A	2,287
Class B	57
Class C	14

74U2 (000s omitted)
Class M	7
Class R	80
Class Y	773

74V1
Class A	14.54
Class B	13.75
Class C	13.81

74V2
Class M	13.95
Class R	13.77
Class Y	14.61

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.